Exhibit 99

News

FOR IMMEDIATE RELEASE

Investor Contact:
Michael Courtian
Vice President
Investor Relations and Corporate Finance
(212) 553-7194
michael.courtian@moodys.com

Journalist Contact:
Frances Laserson
Vice President
Corporate Communications
(212) 553-7758
fran.laserson@moodys.com

MOODY’S CORPORATION COMPLETES ACQUISITION OF KMV

Purchase of Pioneer in Quantitative Credit Tools Complements Moody’s Core Credit Ratings Business

New York, NY – April 15, 2002 – Moody’s Corporation (NYSE: MCO) today announced that it has completed the acquisition of KMV, the leader in quantitative credit risk management tools, in an all cash transaction for $210 million. Cash on hand and Moody’s existing bank credit lines funded the transaction. The acquisition expands the customer base and product offerings of Moody’s current credit risk management services business, Moody’s Risk Management Services (MRMS). It provides KMV with access to Moody’s extensive client base, product marketing capabilities, and other resources needed to expand its business, and complements the capital markets credit rating business of Moody’s Investors Service.

In 2002, on a full-year basis and excluding one-time charges, KMV revenues are expected to be approximately $60 million with an approximate 10% pre-tax cash flow margin. For the full year 2002, on a pro forma basis, combined KMV and MRMS revenues are expected to be about $100 million. Management believes that the combined KMV and MRMS businesses should produce $200 million of revenues at a 20% to 30% margin by 2005.

As noted in Moody’s February announcement of the KMV agreement, excluding one-time charges, the acquisition is expected to be modestly dilutive to Moody’s earnings per share in 2002 and 2003, reflecting increased investment spending to develop new products and address new markets, and is expected to be accretive thereafter. Moody’s also noted at that time that, notwithstanding the dilutive impact of the transaction and the cash purchase price, the Company did not expect that the acquisition of KMV would reduce earnings from the guidance given for 2002 or affect Moody’s current share repurchase program. Moody’s continues to have these expectations respecting the impact of the KMV acquisition on Moody’s earnings and share repurchase program. Moody’s is not updating its full year 2002 earnings guidance at this time, and will update its guidance in connection with its first quarter earnings release on April 24.

Moody’s expects to file a Form 8-K containing additional financial information about the KMV acquisition as required by the Securities and Exchange Commission by mid-June.

“This is a powerful combination that creates exciting opportunities for growth,” said John Rutherfurd, Jr., President and Chief Executive Officer of Moody’s Corporation. “The combined MRMS and KMV businesses (Moody’s KMV) will offer an unparalleled set of quantitative credit risk assessment tools, including outstanding portfolio management tools and services. We expect to develop Moody’s KMV into an important new business alongside our core Moody’s Investors Service (MIS) business. Our long established MIS capital markets rating business provides stable indications of credit quality based on the qualitative and quantitative research and expert judgement of some 800 credit analysts worldwide.”

Peter Crosbie, President and Chief Operating Officer of KMV, has been appointed President and Chief Executive Officer of Moody’s KMV and will report directly to Mr. Rutherfurd. The founders of KMV, Stephen Kealhofer, John Andrew “Mac” McQuown, and Dr. Oldrich Alfons Vasicek will continue to work at Moody’s KMV.

About Moody’s Corporation

Moody’s Corporation is the parent company of Moody’s Investors Service, Inc., a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets. The firm provides credit ratings and analysis on over $30 trillion of debt covering approximately 85,000 corporate and government securities, 73,000 public finance obligations, 4,300 corporate relationships, and 100 sovereign nations. The corporation had reported revenue of $797 million in 2001. Further information is available at www.moodys.com.

About KMV

KMV, headquartered in San Francisco, is a credit risk management technology firm. KMV’s technology is utilized by the world’s largest financial institutions as well as banks, insurance companies, and institutional money managers. In addition to its San Francisco headquarters, KMV has offices in London, Tokyo and northern New Jersey. More information may be obtained by visiting the company’s website at www.kmv.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain of the statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s and KMV’s business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information are made as of April 15, 2002, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, changes in the volume of debt securities issued in domestic and/or global capital markets; changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations, including those relating to nationally recognized statistical rating organizations; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the ability of the Company to successfully integrate the KMV and MRMS businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and in other filings made by the Company from time to time with the Securities and Exchange Commission.